EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 3,888,304 shares in respect of the 2010 AEGON N.V. LTIC Plan for Executive Board, Management Board, Senior Management and Other Managers; 852,861 shares in respect of the 2011 AEGON Group Identified Staff Variable Compensation Plan; and 2,475,193 shares in respect of the 2011 AEGON Group Long-Term Variable Compensation Plan for Other Staff of our report dated March 21, 2012, with respect to the consolidated financial statements and schedules of AEGON N.V. and the effectiveness of internal control over financial reporting of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Accountants LLP

The Hague August 8, 2012